Exhibit 10.1

March 13, 2019
Michele Santana
[address]

Re:  Consulting Services

Dear Ms. Santana,

Reference is hereby made to that certain Confidential Separation and Release Agreement, dated as of August 28, 2018, by and between you and Sterling Jewelers, Inc. (the “Company” and such agreement, the “Separation Agreement”).  Any capitalized terms used herein but not defined herein shall have the meanings set forth in the Separation Agreement.

1.
The Company and you agree and acknowledge that you shall continue to perform the duties of Chief Financial Officer through the date the Company files its next Form 10-K. On the date immediately following such filing, if an individual has been hired at such time to serve as Chief Financial Officer of the Signet Group, you shall transition to the role of Senior Advisor, as set forth in the Separation Agreement, through the Termination Date. From the Termination Date through June 30, 2019 (the “Consulting Period”), you shall provide consulting services to the Company on an as-needed basis, as reasonably requested by the Company. You shall be paid a fee of $125,000 (the “Consulting Fee”) in the aggregate during the Consulting Period, payable in two equal installments with the first installment paid on May 31, 2019 and the second installment (the “Final Fee Payment”) payable, subject to your execution of the release agreement attached hereto as Exhibit A and the expiration of the revocation period without revocation within 30 days following the end of the Consulting Period (the “Release Requirement”), on the first payroll date following the date that is thirty (30) days following the end of the Consulting Period (pursuant to which a Form 1099 will be issued). For the avoidance of doubt, the payments described in this Section 1 shall be the sole and exclusive payments to which you shall be entitled in respect of the consulting services to be rendered pursuant to this consulting arrangement, and you shall not be entitled to reimbursement of any other expenses incurred as a result of this consulting arrangement. You and the Company acknowledge that the level of services to be provided by you to the Company during the Consulting Period will not be in excess of twenty percent (20%) of the average level of services performed by you for the Company during the immediately preceding thirty-six month (36) period, such that on the Termination Date you will incur a “separation from service” with the Company (as defined under Section 409A of the Internal Revenue Code of 1986, as amended).

2.
Subject to your satisfaction of the Release Requirement and the extension of the Restricted Period to twenty-four (24) months, the Company shall pay you a lump sum amount equal to $150,000 (the “Additional Covenant Payment”) on the first payroll date that is thirty (30) days following the end of the Consulting Period.

3.
The parties acknowledge and intend that an independent contractor relationship will be created during the Consulting Period and that you will not be, and will not be considered to be, an agent or employee of the Company for any purpose during the Consulting Period. You shall have control over the time and manner in which you perform the consulting services. You will have no authority to obligate or bind the Company by contract or otherwise following the Termination Date.  You will not be eligible for any employee benefits provided by the Company to employees and will not be eligible to participate in any benefit plan or arrangement sponsored by the Company for the benefit of its employees following the Termination Date, other than pursuant to COBRA as set forth in the Separation Agreement dated August 28, 2018.

4.
You acknowledge and agree that you shall be exclusively liable and solely responsible for the payment of all income, sales and use taxes that may be payable by you as a result of the Consulting Fee paid to you hereunder and the filing of required returns relating thereto. You further acknowledge and agree that, during and after your termination of service, you will indemnify, defend and hold the Company harmless from all taxes, interest, penalties, fees, damages, liabilities, obligations, losses and expenses arising from a failure or alleged failure to make the required reports and payments for income taxes.

5.
The provisions of Sections 12, 13, 14, 15, 17, 18, 19 and 21 of the Separation Agreement are hereby incorporated by reference into this letter agreement and shall be applicable to this letter agreement for all purposes. This letter agreement, the Release attached hereto, the Separation Agreement and Exhibit A attached thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior agreements, arrangements and understandings, whether written or oral, between the parties.

6.	This letter agreement shall terminate if your employment with the Company is terminated for Cause or if you resign from the Company.

Kindly indicate your acceptance of the terms hereof by executing and returning a counterpart of this letter agreement.

Very truly yours,

Sterling Jewelers, Inc.

By:	/s/ Virginia C. Drosos
	Name:	Virginia C. Drosos
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED,
as of the date first written above:

By:	/s/ Michele Santana
Name: Michele Santana

RELEASE AGREEMENT

This RELEASE (“Release”) dated as of July ___, 2019 between Sterling Jewelers Inc., a Delaware corporation (the “Company”), and Michele Santana (the “Consultant”).

WHEREAS, the Company and the Consultant previously entered into that certain Separation Agreement dated as of August 28, 2018 (the “Separation Agreement”) and side letter to the Separation Agreement dated as of March 13, 2019 (the “Side Letter”), pursuant to which the Consultant’s employment with the Company terminated as of April 30, 2019 and the Consultant continued to provide consulting services to the Company through June 30, 2019; and

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and in the Separation Agreement and Side Letter, the Company and the Consultant agree as follows:

1.          Capitalized terms not defined herein shall have the meaning as defined under the Side Letter.

2.          In consideration of the Consultant’s release under Paragraph 3 hereof, the Company shall pay to the Consultant the Final Fee Payment and the Additional Covenant Payment, which is attached hereto and made a part hereof.

3.          The Consultant, on the Consultant’s own behalf and on behalf of the Consultant’s heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of the Consultant’s provisions of services to the Company, or arising out of the severance of such service relationship, or arising out of any act committed or omitted during or after the existence of such service relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of discrimination arising out of Consultant’s provision of services during the Consulting Period, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001 et seq.), the Ohio Civil Rights Act (Ohio Rev. Code Ann. §§ 4112.01-4112.99, the Ohio Whistleblower’s Protection Statue (Ohio Rev. Code Ann. §§ 4113.51-4113.53), and any other law (including any state or local law or ordinance) prohibiting discrimination relating to Consultant’s provision of services during the Consulting Period, retaliation, termination of services, fees, compensation, or otherwise.  In connection with this release provision, the Consultant does not waive the Consultant’s right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, the Consultant expressly waives the Consultant’s right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on the Consultant’s behalf, except that the Consultant is not prohibited from receiving any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.  The Consultant relinquishes any right to provide future services to the Company and the Company shall have the right to refuse to engage the Consultant, in each case without liability of the Consultant or the Company.  The Consultant acknowledges and agrees that even though claims and facts in addition to those now known or believed by her to exist may subsequently be discovered, it is the Consultant’s intention to fully settle and release all claims she may have against the Company and the persons and entities described above, whether known, unknown or suspected.

4.          The Company and the Consultant acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to defend and indemnify the Consultant for the Consultant’s acts as an officer or director of Company during the Consultant’s prior employment with the Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay the Final Fee Payment and Additional Covenant Payment pursuant to the Side Letter and to pay any amounts due pursuant to Section 2 of the Separation Agreement, or (iii) with respect to the Consultant’s rights as a shareholder of the Company, Signet or any of their subsidiaries.

5.          The Consultant acknowledges that pursuant to the Release set forth in Paragraph 3 above, the Consultant is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that the Consultant’s waiver and release of such rights is knowing and voluntary. The Consultant acknowledges that the consideration given for the ADEA waiver and release under this Release is in addition to anything of value to which the Consultant was already entitled.

(a)          The Consultant further acknowledges that she has been advised by this writing that:

(i)          the Consultant should consult with an attorney prior to executing this Release and has had an opportunity to do so;

(ii)          the Consultant has up to twenty-one (21) days within which to consider this ADEA waiver and release;

(iii)          the Consultant has seven (7) days following the Consultant’s execution of this Release to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notice” provision in Section 16 of the Separation Agreement;

(iv)          the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and

(v)          the twenty-one (21) day period set forth above shall run from the date the Consultant receives this Release.  The Parties agree that any modifications made to this Release prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.

(b)          It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

6.            This Release shall become effective on the first (1st) day following the day that this Release becomes irrevocable under Paragraph 5.  All payments due to the Consultant shall be payable in accordance with the terms of the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

STERLING JEWELERS INC.

By:

Name:
Title:

MICHELE SANTANA